Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) on Form S-8 (File Nos. 333-200175, 333-210563 and 333-220056) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 2, 2018 with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Soleno Therapeutics, Inc. (formerly known as Capnia, Inc.) for the year ended December 31, 2017.

/s/ Marcum LLP
Marcum LLP San Francisco, CA April 2, 2018